PROSPECTUS Dated March 26, 1998                   Pricing Supplement No. 28 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-46935
Dated April 6, 1998                                        Dated June 24, 1998
                                                                Rule 424(b)(3)
                     Morgan Stanley Dean Witter & Co.
                    GLOBAL MEDIUM-TERM NOTES, SERIES E
           Euro Floating Rate Senior Bearer Notes Due July 2003

                              --------------

               The Global Medium-Term Notes, Series E (Euro Floating Rate Senior Bearer Notes Due July 2003) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date. The Notes will be redeemable in whole, but not in part, at the option of Morgan Stanley Dean Witter & Co. (the "Company") upon not less than 30 nor more than 35 calendar days notice on any Interest Payment Date commencing July 14, 1999 and under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying Prospectus Supplement.

               The Notes will be issued only in bearer form, which form is further described under "Description of Notes--Forms, Denominations, Exchange and Transfer" in the accompanying Prospectus Supplement. Notes in bearer form will not be exchangeable at any time for Notes in registered form at the option of the holder.

               The Notes are further described under "Description of Notes--Floating Rate Notes" in the accompanying Prospectus Supplement, subject to and as modified by the provisions described below.

Principal Amount:   JPY 2,000,000,000

Maturity Date:      July 14, 2003; provided that if such day is not a
                    Business Day, the Maturity Date will be the next succeeding day that is a Business Day, and interest will continue to accrue to but excluding the Maturity
                    Date.

Settlement and
  Issue Date:       July 14, 1998

Interest Accrual
  Date:             July 14, 1998

Issue Price:        100.20%

Specified Currency: Japanese Yen ("JPY")

Redemption Percentage
  at Maturity:      100%

Base Rate:          LIBOR.  See also "Interest Rate" below.

Reporting Service:  Telerate 3750

Spread (Plus or
  Minus):           N/A

Spread Multiplier:  N/A

Alternate Rate
  Event Spread:     N/A

Index Currency:     Japanese Yen.  See also "Interest Rate" below.

Index Maturity:     6 Months.  See also "Interest Rate" below.

Interest Rate:      For each Interest Payment Period, the greater of (i)
                    10-Year TSR minus 6-Month JPY LIBOR and (ii) the
                    Minimum Interest Rate. 10-Year TSR means the Tokyo Swap
                    Reference Rate for 10 years which appears on the Telerate Page 17143 as of 10:00 a.m. (Tokyo time) on the TSR Determination Date for such Interest Payment
                    Period.

                    6-Month JPY LIBOR will be calculated as set forth under "Description of Notes--Floating Rate Notes" in the accompanying Prospectus Supplement.

                    If the 10-Year TSR does not appear on Telerate Page 17143, or if such Telerate Page is no longer available, the 10-Year TSR shall be replaced by the rate of a 10-year interest rate swap transaction in JPY determined by the Determination Agent at or prior to 10:00 a.m. (Tokyo time) on the Tokyo Business Day immediately succeeding each TSR Determination Date.

Maximum Interest
  Rate:             N/A

Minimum Interest
  Rate:             0.30% per annum.

Initial Redemption
  Date: The Company may redeem the Notes on any Interest Payment Date commencing July 14, 1999 upon not less than 30 nor more than 35 calendar days notice.

Initial Redemption
  Percentage:       100%

Annual Redemption
  Percentage
  Reduction:        N/A


                                                      (continued on next page)

Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                        MORGAN STANLEY DEAN WITTER

(continued from previous page)


Optional Repayment
  Date(s):          N/A

Capital Original
  Yield to
  Maturity:         N/A

Initial Accrual
  Period OID:       N/A

Interest Payment
  Dates: Each January 14 and July 14, commencing January 14, 1999 (each an "Interest Payment Date"); provided that if any such day is not a Business Day, such Interest Payment Date will be the next succeeding day that is a Business Day, unless (except in the case of the Interest Payment Date that is also the Maturity Date) such succeeding Business Day falls in the next succeeding calendar month, in which case such Interest Payment Date will be the immediately preceding day that is a Business Day.

Interest Payment
  Period:           Semi-annually

Initial Interest
  Rate: The initial 10-Year TSR will be determined two Tokyo Business Days prior to the date of issuance. The initial 6-Month JPY LIBOR will be determined two London Banking Days prior to the date of issuance.

Initial Interest
  Reset Date:       January 14, 1999; provided that if such day is not a
                    Business Day, such Initial Interest Reset Date will be the next succeeding day that is a Business Day, unless such succeeding Business Day falls in the next succeeding calendar month, in which case such Initial
                    Reset Date will be the immediately preceding day that is a Business Day.

Interest Reset
  Dates:            Each Interest Payment Date.

Interest Reset
  Periods:          Semi-annually

Business Days:      Tokyo, London, New York

Agent:              Morgan Stanley & Co.
                    International Limited

Calculation Agent:  The Chase Manhattan Bank (London Branch)

Paying Agent:       The Chase Manhattan Bank (London Branch)

Denominations:      JPY 100,000,000

Common Code:        8869278

ISIN:               XS0088692784

Other Provisions:

Determination
  Agent: The Chase Manhattan Bank (London Branch), in consultation with Morgan Stanley & Co.
                    International Limited.

TSR Determination
  Dates: The second Tokyo Business Day immediately preceding each Interest Reset Date; provided that if any such day is not a Tokyo Business Day, then such TSR Determination Date shall be the next succeeding day that is a Tokyo Business Day.

Day Count:          Actual/365 (366)